Exhibit 99.1

Virtual Radiologic Corp Announces First Quarter 2010 Financial Results

Reports First Quarter Revenue up 8 Percent to $30.8 Million; Adjusted EBITDA up 25 Percent to $7.0 Million

EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--April 26, 2010--Virtual Radiologic Corporation (NASDAQ:VRAD), a national radiology practice and a leader in the development of radiologist workflow technology, today reported financial results for the first quarter ended March 31, 2010.

First Quarter Financial Highlights

  Read volume up 14% to 700,000
  Finals volume grew 37%, representing 32% of total volume
  Revenue up 8% to $30.8 million
  Adjusted EBITDA(1) up 25% to $7.0 million and 23% of revenue
  Adjusted net income(2) up 25% to $3.1 million; adjusted diluted earnings per share(3) (EPS) up 27% to $0.19
  GAAP net income up 40% to $2.0 million; GAAP diluted EPS up 33% to $0.12
  Cash of $52.4 million; the Company has no debt

Additional First Quarter Highlights

  U.S. Patent Office approves patent covering several applications within vRad’s technology portfolio
  Stevie award winner for technology-enabled customer service

“We are pleased with our first quarter financial performance,” said Rob Kill, Virtual Radiologic’s president and chief executive officer. “The recent patent approval and the Stevie award are strong validations of our technology focus that differentiates us in the radiology market.”

First Quarter Results

Total revenue increased 8% to $30.8 million for the quarter ended March 31, 2010, compared to $28.6 million for the quarter ended March 31, 2009. The increase in revenue over the first quarter of 2009 resulted primarily from a 15% increase in the number of hospitals and medical facilities served to 1,205 as of March 31, 2010, representing approximately 21% of all hospitals in the United States.

Adjusted EBITDA increased 25% to $7.0 million for the quarter ended March 31, 2010, compared to $5.6 million for the quarter ended March 31, 2009. Adjusted EBITDA was 23% of revenue for the quarter ended March 31, 2010, compared to 20% for the prior year period.

Adjusted net income increased 25% to $3.1 million for the quarter ended March 31, 2010, compared to $2.5 million for the quarter ended March 31, 2009. This resulted in adjusted diluted EPS of $0.19 for the quarter ended March 31, 2010, compared to $0.15 for the quarter ended March 31, 2009.

GAAP net income was $2.0 million for the quarter ended March 31, 2010, compared to $1.4 million for the quarter ended March 31, 2009, resulting in diluted earnings per share of $0.12 for the quarter ended March 31, 2010, compared to $0.09 for the quarter ended March 31, 2009.

Conference Call Information

The Company will conduct a conference call and live webcast to discuss these results at 4:30 p.m. Eastern Time on April 26, 2010. The conference call will include prepared remarks by senior management, followed by a question and answer session. To access the conference call, dial (866) 362-5158 (United States and Canada), or (617) 597-5397 (outside the United States and Canada), and use passcode 15168404. The live webcast will also be available in the Investor Relations section of vRad’s website at http://ir.virtualrad.com under "Calendar of Events." The webcast will be archived shortly after the call for on-demand replay. In addition, a telephone replay of the conference call will be available from 7:30 p.m. Eastern Time on Monday, April 26, through midnight on Monday, May 3, 2010. To access the telephone replay, dial (888) 286-8010 (United States and Canada), or (617) 801-6888 (outside the United States and Canada), and use passcode 71123873.

About Virtual Radiologic

Virtual Radiologic Corporation (vRad) is a national radiology practice working in partnership with local radiologists and hospitals to optimize radiology's pivotal role in patient care. vRad's more than 140 affiliated radiologists serve 1,170-plus facilities (nearly 21% of U.S. hospitals), reading 2.7 million studies annually. Delivering unparalleled access to subspecialty expertise, vRad contributes to improved quality of patient care. And with our next-generation technology, vRad enhances productivity, helping to lower the overall cost of care while expediting time of diagnosis and treatment. For more information, visit www.vrad.com.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, statements about plans, objectives, strategies and prospects regarding, among other things, vRad’s business and results of operations. These statements can be identified by the use of words such as “will,” “believe,” “expect,” and “anticipate” and similar terms or expressions of future expectation. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of vRad to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. For examples of such risks and uncertainties, please see vRad’s Annual Report on Form 10-K, as well as other filings with the Securities and Exchange Commission. vRad undertakes no duty to update these forward-looking statements due to new information or as a result of future events.

Notes Regarding the Use of Non-GAAP Financial Measures

vRad records its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, vRad is providing certain supplemental non-GAAP information which the Company believes to be an important indicator of its financial performance. vRad uses the following non-GAAP financial measures:

  Adjusted EBITDA – net income excluding the net effects of interest, income taxes, depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves;
  Adjusted net income – net income excluding the effects of non-cash stock-based compensation, net of tax, and medical malpractice loss reserves, net of tax; and
  Adjusted diluted earnings per share – adjusted net income divided by weighted average diluted shares outstanding.

vRad presents these non-GAAP financial measures because it believes that they are a useful indicator of its performance and on-going operations. The Company believes that these non-GAAP financial measures are useful to investors in part because such measures are frequently used by securities analysts to measure a company’s operating performance without regard to certain items, such as income tax expense, net interest income and depreciation and amortization, which can vary substantially from company to company. vRad’s management also uses these non-GAAP financial measures in order to review and assess its operating performance and its management team in connection with certain incentive programs and the preparation of its financial projections.

Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are not measurements of the Company’s financial performance under GAAP and may not be comparable to the calculation of similarly titled measures reported by other companies. These measures should not be considered as an alternative to net income, earnings per share or any other performance measures derived in accordance with GAAP.

(1) Adjusted EBITDA consists of net income excluding the net effects of interest, income taxes, depreciation and amortization, non-cash stock-based compensation expense and medical malpractice loss reserves (other than specific case reserves). See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted EBITDA.

(2) Adjusted net income consists of net income excluding the effects of non-cash stock-based compensation, net of tax, and medical malpractice loss reserves (other than specific case reserves), net of tax. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted net income.

(3) Adjusted diluted earnings per share consists of adjusted net income divided by weighted average diluted shares outstanding. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted diluted earnings per share.

VIRTUAL RADIOLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Revenue	$30,813	$28,568

Operating costs and expenses
Professional services	15,124	13,766
Sales, general and administrative	10,641	11,066
Depreciation and amortization	1,872	1,450
Total operating costs and expenses	27,637	26,282

Operating income	3,176	2,286

Other income (expense)
Interest income	45	57
Interest expense	(1)	(1)
Total other income	44	56

Income before income tax expense	3,220	2,342

Income tax expense	1,266	950
Net income	$1,954	$1,392

Earnings per common share
Basic	$0.12	$0.09
Diluted	$0.12	$0.09
Weighted average common shares outstanding
Basic	15,949	15,863
Diluted	16,305	16,240

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Adjusted EBITDA(1)	$6,997	$5,614
Adjusted net income(1)	$3,137	$2,509
Adjusted diluted earnings per share(1)	$0.19	$0.15

(1) See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to the non-GAAP financial measures presented in this table.

VIRTUAL RADIOLOGIC CORPORATION

SUPPLEMENTAL INFORMATION AND NON-GAAP RECONCILIATIONS
(Unaudited)
(in thousands, except per share data)

The following table reconciles the GAAP financial measure of Net income to the non-GAAP supplemental financial measure of Adjusted EBITDA which excludes the effects of interest, income taxes, depreciation and amortization, non-cash stock-based compensation expense, and medical malpractice loss reserves. See "Notes Regarding the Use of Non-GAAP Financial Measures" for more information related to the non-GAAP financial measures presented in this table.
	Three Months Ended
	March 31,
	2010	2009

Reconciliation of Net income to Adjusted EBITDA:

Net income	$1,954	$1,392
Income tax expense	1,266	950
Other income, net	(44)	(56)
Depreciation and amortization	1,872	1,450
EBITDA	5,048	3,736
Physician non-cash stock-based compensation	11	(143)
Employee non-cash stock-based compensation	577	721
Medical malpractice loss reserves	1,361	1,300
Adjusted EBITDA	$6,997	$5,614

The following table reconciles the GAAP financial measures of Net income and Diluted earnings per share to the non-GAAP supplemental financial measures of Adjusted net income and Adjusted diluted earnings per share which exclude the effects of non-cash stock-based compensation expense, net of tax, and medical malpractice loss reserves, net of tax. See "Notes Regarding the Use of Non-GAAP Financial Measures" for more information related to the non-GAAP financial measures presented in this table.
	Three Months Ended
	March 31,
	2010	2009

Reconciliation of Net income to Adjusted net income:

Net income	$1,954	$1,392
Physician non-cash stock-based compensation, net of tax	7	(85)
Employee non-cash stock-based compensation, net of tax	350	429
Medical malpractice loss reserves, net of tax	826	773
Adjusted net income	$3,137	$2,509

Reconciliation of Diluted earnings per share to Adjusted diluted earnings per share:

Diluted earnings per share	$0.12	$0.09
Physician non-cash stock-based compensation, net of tax	0.00	(0.01)
Employee non-cash stock-based compensation, net of tax	0.02	0.03
Medical malpractice loss reserves, net of tax	0.05	0.04
Adjusted diluted earnings per share	$0.19	$0.15

Weighted average diluted shares outstanding	16,305	16,240

VIRTUAL RADIOLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA
(Unaudited)

	As of	As of
	March 31,	December 31,
	2010	2009
	(in thousands)

Cash and cash equivalents	$52,392	$50,163
Accounts receivable, net	18,451	17,384
Other current assets	4,384	4,519
Other assets	21,714	22,396
Total assets	$96,941	$94,462

Current liabilities	$13,901	$15,074
Other liabilities	11,261	10,054
Total liabilities	25,162	25,128
Total stockholders' equity	71,779	69,334
Total liabilities and stockholders' equity	$96,941	$94,462

	As of March 31,
	2010	2009
Affiliated radiologists providing services	144	134
Customers	658	625
Hospitals and other medical facilities served	1,205	1,050

	Three Months Ended
	March 31,
	2010	2009

Total reads	700,443	613,117
Percentage growth over prior year period	14%	30%
Same site volume growth(1)	5%	2%
Percentage of read volume from final reads	32%	27%

(1) Same-site volume growth is calculated as the percentage increase in the number of reads over the comparable prior year period generated by a facility that has been under contract for at least three months at the beginning of the measurement period and remains a customer throughout that period.

CONTACT:
Virtual Radiologic Corporation
Len Purkis, 952-595-1196
Chief Financial Officer
len.purkis@vrad.com
http://www.vrad.com